Exhibit 10.1

EXECUTION VERSION

SECURITIES PURCHASE AGREEMENT

by and among

R&G FINANCIAL CORPORATION

and

R&G ACQUISITION HOLDINGS CORPORATION

and

VARIOUS INVESTORS

Dated as of

March 27, 2006

i

7.1 Survival	19
7.2 Successors and Assigns	19
7.3 Notices	19
7.4 Finder’s Fee	19
7.5 Expenses	20
7.6 Entire Agreement	20
7.7 Amendments and Waivers	20
7.8 Severability	20
7.9 Governing Law	20
7.10 Counterparts	21
7.11 Captions; Articles and Sections	21
7.12 Interpretations	21
7.13 Enforcement of Agreement	21
7.14 Other Investor’s Counterparts	21

8. Other Agreements	21
8.1 No Control by Investors	21
8.2 Election of a Director of RAC and Crown Bank Boards	22
8.3 Bankruptcy	22

9. Regulatory Reviews and Confirmations 10. Compliance with NYSE Rules	22

SCHEDULE A	Schedule of Investors

EXHIBIT A	RAC Restated Articles
EXHIBIT B	RAC Preferred Amendment
EXHIBIT C	Registration Agreement
EXHIBIT D	Opinions of Counsel to RGF and RAC
EXHIBIT E	Additional Purchase Rights Investment Agreement
EXHIBIT F	RGF Warrants
EXHIBIT G	RGF 9.5% Series E Noncumulative Perpetual Preferred Stock Designation

ii

SECURITIES PURCHASE AGREEMENT

THIS SECURITIES PURCHASE AGREEMENT (this “Agreement”) is made as of March 27, 2006 by and among R&G Financial Corporation, a Puerto Rico corporation (“RGF”), R&G Acquisition Holdings Corporation, a Florida corporation (the “Company” or “RAC” and along with RGF, the “Companies”), and the investors listed on Schedule A hereto (each, an “Investor” and collectively, the “Investors”).

Subject to the terms and conditions set forth in this Agreement and the Operative Documents (as defined below), at the Closing (as defined below), the Investors will invest a total of $150 million in RAC by purchasing the following: (i) $150 million of RAC Series A Preferred Stock (as defined below); (ii) detachable warrants to purchase 10 million shares of RGF Class B Common Stock (as defined below), subject to adjustment as provided in such warrants (the “RGF Warrants”); and (iii) detachable Purchase Rights (as defined below) exercisable for shares of RGF Class B Common Stock as specified in the Additional Purchase Rights Investment Agreement (as defined below), which at RGF’s election can be satisfied by delivering cash or RGF Class B Common Stock.

To effectuate the foregoing, in addition to this Agreement, (i) the Companies and the Investors will enter into a Registration Agreement, dated as of the date hereof (collectively, this Agreement, the Registration Agreement, the Additional Purchase Rights Investment Agreement, the RAC Preferred Amendment (as defined below), the RAC Restated Articles (as defined below), the RGF Warrants and the RAC Series A Preferred Stock (as defined below), as well as all related agreements, documents and instruments, are referred to herein as the “Operative Documents”); (ii) RAC will amend and restate its Articles of Incorporation; (iii) RAC will issue and deliver and Investors will purchase the RAC Series A Preferred Stock; (iv) RGF will issue and deliver to the Investors the RGF Warrants; and (v) RAC will issue and deliver to the Investors the Purchase Rights.

For good and valuable consideration, the receipt and sufficiency of which are acknowledged, the Parties, intending to be legally bound, agree as follows:

1. Purchase and Sale of Securities.

1.1 Authorization and Issuance of RAC Series A Preferred Stock.

(a) RAC and RGF, as RAC’s sole shareholder, shall adopt and file with the Secretary of the State of Florida on or before the Closing: (i) the Amended and Restated Articles of Incorporation (the “RAC Restated Articles”) to the RAC Articles of Incorporation, and (ii) Articles of Amendment to the RAC Restated Articles (the “RAC Preferred Amedment”) designating the 9.5% Series A Noncumulative Perpetual Preferred Stock (the “RAC Series A Preferred Stock”), in the forms attached hereto as Exhibit A with respect to the RAC Restated Articles and Exhibit B with respect to the RAC Preferred Amendment.

(b) On or prior to the Closing, RAC shall have authorized the sale and issuance to the Investors of the RAC Series A Preferred Stock.

(c) Subject to the terms and conditions of this Agreement, each Investor agrees, severally and not jointly, to purchase at the Closing and RAC agrees to sell and issue to each Investor at the Closing, the number of shares of the RAC Series A Preferred Stock set forth opposite each Investor’s name on Schedule A hereto for the purchase price set forth thereon.

1.2 [Reserved]

1.3 [Reserved]

1.4 Issuance of RGF Warrants. (a) Subject to the terms and conditions of this Agreement, and in consideration of the securities purchased by the Investors, severally and not jointly, from RAC, RGF at Closing shall issue the RGF Warrants, in substantially the form attached hereto as Exhibit F, to purchase 10 million shares of RGF Class B Common Stock, $0.01 par value per share (“RGF Class B Common Stock”), subject to adjustment as set forth in the RGF Warrants, upon exercise of the RGF Warrants (the “RGF Warrant Shares”). The RGF Warrants will be issued to each Investor in the respective amounts shown on Schedule A. RGF shall reserve for issuance the shares of RGF Class B Common Stock to be issued upon exercise of the RGF Warrants, and shall at all times maintain sufficient reserved shares of RGF Class B Common Stock to permit the exercise of the RGF Warrants.

(b) On or prior to the Closing, RGF shall have authorized the sale and issuance to the Investors of the RGF Warrants.

1.5 Issuance of Purchase Rights. (a) Subject to the terms and conditions of this Agreement, and in consideration of the securities purchased by the Investors, severally and not jointly, from RAC, RGF at Closing shall issue the Purchase Rights to purchase shares of RGF Class B Common Stock upon exercise of the Purchase Rights (the “Purchase Right Shares”) in accordance with that certain Additional Purchase Rights Investment Agreement, of even date herewith, by and among RAC and the Investors, and joined by RGF with respect to certain provisions (the “Additional Purchase Rights Investment Agreement”). The Purchase Rights will be issued to each Investor in the respective amounts shown on Schedule A.

(b) RGF shall reserve for issuance the shares of RGF Class B Common Stock to be issued upon exercise of the Purchase Rights, and shall at all times maintain sufficient reserved shares of RGF Class B Common Stock to permit the exercise of the Purchase Rights.

1.6 Closing. The closing of the transactions contemplated hereby shall take place on the later of March 27, 2006 or within 3 business days of receipt of the regulatory reviews and confirmations referenced in Section 9 hereto at such time and place as the Company and the Investors mutually agree (the “Closing”). At the Closing, the Company shall deliver to each Investor certificates representing the RAC Series A Preferred Stock, the Purchase Rights and the RGF Warrants, as well as this Agreement and all other Operative Documents, against payments by the respective Investors of the purchase price therefor.

2. Representations and Warranties of RGF and RAC

2.1 RGF Representations and Warranties. RGF hereby represents, warrants and covenants to each Investor on the date hereof and on the Closing Date, and the Investors are relying upon, the following:

(a) RGF is a “bank holding company” under the Bank Holding Company Act of 1956, as amended (the “BHC Act”) and is duly registered as such with the Board of Governors of the Federal Reserve System (the “Federal Reserve”) and the Office of the Commissioner of Financial Institutions of the Commonwealth of Puerto Rico (the “Commissioner”). RGF is duly organized and validly existing as a corporation under the laws of the Commonwealth of Puerto Rico with full corporate power and authority to own, lease and operate its properties and to conduct its business as presently conducted, and is duly registered and qualified to conduct its business and is in good standing in each jurisdiction or place where the nature of its properties or the conduct of its business requires such registration or qualification, except where the failure to so register or qualify is predicated on the filing of audited financial statements or where such failure has not had and will not have a material adverse effect on the financial condition, business, properties, net worth, results of operations or prospects of RAC and its subsidiaries taken as a whole (a “Material Adverse Effect”).

(b) The RGF Warrants and the Purchase Rights have been duly authorized and validly issued, and the related RGF Warrant Shares and the Purchase Right Shares, upon the exercise of the RGF Warrant in accordance with its terms and upon issuance of Purchase Right Shares upon the exercise of the Purchase Rights, will be duly authorized and validly issued, fully paid and nonassessable, and will be free and clear of any preemptive or similar rights or any Liens (as defined below). RGF has reserved, and will maintain at all times, sufficient authorized but unissued shares of RGF Class B Common Stock to permit the exercise of all RGF Warrants and Purchase Rights.

(c) All the outstanding shares of capital stock of RGF, have been, and as of the Closing Date, will be duly authorized and validly issued, fully paid and nonassessable and are free of any preemptive or similar rights.

(d) The issued and outstanding shares of capital stock or other ownership interests of RAC and Crown Bank are owned by the Company, directly or indirectly, free and clear of any security interests, mortgage, pledge or negative pledge, hypothecation, lien, encumbrances, or adverse equities or claims (“Liens”).

(e) Except as disclosed in Schedule 2.1(e), there are no legal or governmental proceedings before or brought by any governmental, regulatory, administrative, or self-regulatory authority, securities exchange or market, arbitral body or court (each a “Governmental Authority”) pending or, to the knowledge of RGF, threatened, against RGF with respect to which RAC or any of RAC’s subsidiaries is a party or has any liability obligation or responsibility or to which any of their properties are subject.

(f) Neither RGF nor any of its subsidiaries is (i) in violation of (A) its articles of incorporation, federal stock charter, bylaws, or other organizational documents, (B) any law, statute, ordinance, rules and regulations of, agreements with, and commitments to, orders, rulings, directives and decrees of, any Governmental Authority

(collectively, “Laws”), applicable to RGF or any of its subsidiaries, the violation of which has had or would have a Material Adverse Effect, excluding potential violations that may be asserted by Regulatory Authorities with respect to actions or omissions that occurred prior to the Closing; or (ii) in default in any material respect in the performance of any obligation, agreement or condition contained in (A) any bond, debenture, note or any other evidence of indebtedness or (B) any contract (each of (A) and (B), an “Existing Instrument”) to which RGF or any of its subsidiaries is a party or by which any of their properties may be subject or bound, which default has had or would have a Material Adverse Effect on RAC or Crown Bank; and there does not exist any state of facts that constitutes a default or an event of default on the part of RGF or any of its subsidiaries, or to RGF’s knowledge, an event of default by any other party thereto, or that, with notice or lapse of time or both, would constitute a default or event of default, other than regulatory orders previously delivered to the Investors relating to dividend restrictions. As used in this Agreement, “subsidiaries” shall have the meaning provided in Securities Exchange Commission (the “SEC”) Rule 405 of the Securities Act of 1933, as amended (the “1933 Act”), and includes all direct and indirect subsidiaries of a person.

(g) The execution and delivery of the Operative Documents and the performance by RGF of its obligations under the Operative Documents have been duly and validly authorized by RGF, and the Operative Documents to which RGF is a party have been duly executed and delivered by RGF. The Operative Documents to which RGF is a party constitute valid and legally binding agreements of RGF, enforceable against RGF in accordance with its terms, except to the extent enforceability may be limited by (i) the application of bankruptcy, receivership, conservatorship, reorganization, insolvency and similar Laws affecting creditors’ rights generally and (ii) equitable principles being applied at the discretion of a court before which any proceeding may be brought (the “Bankruptcy and Equity Exception”), and to limitations on the rights to indemnity and contribution hereunder that exist by virtue of public policy under federal and state securities laws.

(h) None of the issuance and sale of the securities by RGF contemplated hereby, the execution, delivery or performance of this Agreement and the Operative Documents by RGF nor the consummation by RGF of the transactions contemplated hereby or in any Operative Document (i) requires any consent, approval, authorization or other order of or registration or filing with, any Governmental Authority (except such as may be required for the registration of the RGF Warrants, the RGF Warrant Shares, the Purchase Rights and the Purchase Right Shares under the 1933 Act, the listing of the RGF Warrant Shares and the Purchase Right Shares for trading on the New York Stock Exchange, Inc. (“NYSE”) and compliance with the securities or Blue Sky laws of various jurisdictions, all of which have been or will be, effected in accordance with this Agreement and the Operative Documents), (ii) conflicts with or will conflict with or constitutes or will constitute a breach of, or a default under, the articles of incorporation or bylaws of RGF or any contract to which RGF or any of its respective subsidiaries is a party or by which any of its properties may be subject or bound, (iii) violates any Law applicable to RGF or any of their subsidiaries or any of their properties, or (iv) results in a breach of, default, event of default, or Debt Repayment Triggering Event (as defined below) under, or results in the creation or imposition of any Lien upon any property or assets of RGF or any of its subsidiaries pursuant to, or requires the consent of any other party to, any Existing Instrument, except for such conflicts, breaches, defaults or Liens, that will not, individually or in the aggregate, result in a Material Adverse Effect. As used herein, a “Debt

Repayment Triggering Event” means any event or condition that gives, or with the giving of notice or lapse of time would give, the holder of any note, debenture, lease or other evidence of indebtedness or obligation, whether secured or unsecured (or any indenture Trustee or other person acting on such holder’s behalf) the right to accelerate any payment or maturity of such indebtedness or obligation, to require the Company or any of its subsidiaries to repurchase, redeem or repay of all or a portion of such indebtedness or obligation, or to increase the interest rates or charges or fees on any such indebtedness or obligation.

(i) RGF has 11.48 million shares of authorized but unissued shares of preferred stock undesignated as to any series and which may be designated as to a series by RGF’s Board of Directors without any action or approval by RGF’s shareholders.

2.2 Representations and Warranties of RAC.

RAC hereby represents, warrants and covenants to each Investor on the date hereof and on the Closing Date, and the Investors are relying upon, the following:

(a) RAC is duly organized and validly existing as a corporation in good standing under the laws of the State of Florida with full corporate power and authority to own, lease and operate its properties and to conduct its business as presently conducted, and is duly registered and qualified to conduct its business and is in good standing in each jurisdiction or place where the nature of its properties or the conduct of its business requires such registration or qualification, except where the failure to so register or qualify has not had and will not have a Material Adverse Effect. RAC is subject to regulation and supervision by the Federal Reserve under the BHC Act, and is not subject to supervision or regulation by the Office of Thrift Supervision (“OTS”).

(b) Crown Bank is a federal savings bank organized, existing and in good standing under the laws of the United States supervised and regulated by the OTS. Crown Bank is a member in good standing of the Federal Deposit Insurance Corporation (“FDIC” and together with the OTS, the “Regulatory Authorities”), and is well capitalized for all purposes of its Regulatory Authorities.

(c) All the outstanding shares of capital stock of RAC and Crown Bank have been, and as of the Closing Date, will be duly authorized and validly issued, fully paid and nonassessable and are free of any preemptive or similar rights. Neither RAC nor Crown Bank is a party to or bound by any outstanding options, warrants or similar rights to subscribe for, or contractual obligations to issue, sell, transfer or acquire, any of its capital stock or any securities convertible into or exchangeable for any of such capital stock. None of RAC or Crown Bank or any of their subsidiaries have guaranteed, directly or indirectly, any indebtedness or obligations of any other person or entity (a “Guarantee”), including any indebtedness of RGF or any of its other subsidiaries. The shares of RAC Series A Preferred Stock to be issued and sold to the Investors by the Company hereunder have been duly authorized and, when issued and delivered to the Investors against full payment therefor in accordance with the terms hereof will be validly issued, fully paid and nonassessable and free of any preemptive or similar rights. The delivery of certificates for the shares of RAC Series A Preferred Stock being issued and sold pursuant to the terms of this Agreement will pass valid title to the shares being sold free and clear of any Lien or defect in title, to the several Investors, each of which is purchasing such Shares in good faith and without notice of any Lien or defect in title. The certificates for the shares being sold hereby are in valid and sufficient form.

(d) None of RAC or Crown Bank or any of their subsidiaries have any obligations or indebtedness to RGF, R-G Premier Bank or their subsidiaries other than intercompany payables incurred in the ordinary course of business.

(e) Except with respect to the regulatory reviews and/or approvals referenced in Section 9, Crown Bank will use its best efforts to obtain regulatory approval to promptly authorize and maintain Series A Preferred Stock having identical terms and the same aggregate number of shares, as the RAC Series A Preferred Stock so as to permit the holders of Series A Preferred Stock to exchange or convert all outstanding shares of RAC Series A Preferred Stock at any time into a like number of Crown Bank Series A Preferred Stock in accordance with the terms of the RAC Series A Preferred Stock, and Crown Bank will promptly authorize and maintain such Crown Bank Series A Preferred Stock following receipt of such approval.

(f) Each of RAC’s subsidiaries, including Crown Bank, is an entity duly organized and validly existing and in good standing under the laws of its jurisdiction of organization with full entity power and authority to own, lease and operate its properties and to conduct its business as presently conducted, and is duly registered and qualified to conduct its business and is in good standing in each jurisdiction or place where the nature of its properties or the conduct of its business requires such registration or qualification, except where the failure to so register or qualify is predicated on the filing of audited financial statements or where such failure has not had and will not have a Material Adverse Effect.

(g) The issued and outstanding shares of capital stock or other ownership interests of each of RAC’s subsidiaries have been duly authorized and validly issued, are fully paid and nonassessable and are owned by the Company, directly or indirectly, free and clear of any Liens. Except for Crown Bank, RAC does not have any subsidiaries and do not own a material interest in or control, directly or indirectly, any other corporation, partnership, joint venture, association, trust or other business organization.

(h) To the knowledge of the Company, (i) there are no claims, actions, suits, proceedings, inquiries (formal or informal), or investigations (individually and collectively, “Proceedings”) before or brought by any Governmental Authority pending or threatened, against RAC, or any of its subsidiaries or to which RAC or its subsidiaries or any of their properties are subject nor is RAC or its subsidiaries subject to, or have any liability, obligation or responsibility for any Proceeding by or on behalf of RGF or any or RGF’s other subsidiaries, other than those previously disclosed to the Investors or those that could reasonably be expected to arise therefrom and (ii) there is no Proceeding by or before any Governmental Authority pending or, to the knowledge of the Company, threatened, against or involving RAC or any of its subsidiaries or any of their properties, which might individually or in the aggregate prevent or adversely affect the transactions contemplated by this Agreement, or result in a Material Adverse Effect, nor to RAC’s knowledge is there any basis for any such Proceeding, in each case, other than those previously disclosed to the Investors or those that could reasonably be expected to arise therefrom.

(i) All material contracts to which RAC or any of its subsidiaries is a party have been duly authorized, executed and delivered by, RAC, or the applicable subsidiary, constitute valid and binding agreements of RAC or the applicable subsidiary and are enforceable against RAC, or its applicable subsidiaries in accordance with the terms thereof, except as enforceability thereof may be limited by the Bankruptcy and Equity Exception. Neither RAC nor its subsidiaries has received notice or been made aware that any other party to a contract is in breach of or default under any contract.

(j) Neither RAC, nor any of its subsidiaries is (i) in violation of (A) its articles of incorporation, articles of association, bylaws, or other organizational documents, (B) any Laws, applicable to RAC or any of its subsidiaries, the violation of which has had or would have a Material Adverse Effect; or (ii) in default in any material respect in the performance of any obligation, agreement or condition contained in (A) any bond, debenture, note or any other evidence of indebtedness or (B) any contract (each of (A) and (B), an “Existing Instrument”) to which RAC or any of its subsidiaries is a party or by which any of their properties may be subject or bound, which default has had or would have a Material Adverse Effect; and there does not exist any state of facts that constitutes a default or an event of default on the part of RAC or any of its subsidiaries, or to, RAC’s knowledge, an event of default by any other party thereto, or that, with notice or lapse of time or both, would constitute a default or event of default; provided, that the parties acknowledge that RAC and Crown Bank at the date hereof are subject to regulatory restrictions on the payments of dividends.

(k) The execution and delivery of this Agreement and the Operative Documents and the performance by RAC of its obligations under this Agreement and the Operative Documents have been duly and validly authorized by RAC, and this Agreement and the other Operative Documents have been duly executed and delivered by RAC. This Agreement and the other Operative Documents constitute valid and legally binding agreements of RAC, enforceable against RAC in accordance with their terms, except to the extent enforceability may be limited by the Bankruptcy and Equity Exceptions, and to limitations on the rights to indemnity and contribution hereunder that exist by virtue of public policy under federal and state securities laws.

(l) None of the issuance and sale of the securities by RAC contemplated hereby, the execution, delivery or performance of this Agreement by RAC nor the consummation by RAC of the transactions contemplated hereby or in any other Operative Document (i) requires any consent, approval, authorization or other order of or registration or filing with, any Governmental Authority, (ii) conflicts with or will conflict with or constitutes or will constitute a breach of, or a default under, the articles of incorporation or bylaws of either RAC or any contract to which RAC or any of its subsidiaries is a party or by which any of its properties may be subject or bound, (iii) violates any Law applicable to RAC or any of its subsidiaries or any of their properties, or (iv) results in a breach of, default, event of default, or Debt Repayment Triggering Event under, or results in the creation or imposition of any Lien upon any property or assets of RAC or any of its subsidiaries pursuant to, or requires the consent of any other party to, any Existing Instrument, except for such conflicts, breaches, defaults or Liens, that will not, individually or in the aggregate, result in a Material Adverse Effect.

(m) None of RAC nor any of its subsidiaries has outstanding, and at the Closing Date, none of them will have outstanding, any options, restricted stock grants, restricted stock, stock appreciation rights or other rights to purchase or acquire, or any warrants to subscribe for, or any securities or obligations convertible into or exchangeable for, or any contracts or commitments to issue or sell, any shares of RAC Common Stock, or any shares of Crown Bank common stock or any preferred stock and there are no outstanding convertible or exchangeable securities or obligations of RAC or Crown Bank. No holder of securities or obligations of RAC or any of its subsidiaries has rights to the registration of any securities of RGF or RAC or any of their subsidiaries as a result of or in connection with the filing of any registration statement pursuant to the Registration Agreement of even date herewith with the Investors (the “Registration Agreement”) or the consummation of the transactions contemplated hereby that have not been satisfied or heretofore waived in writing.

(n) Except as set forth on Schedule 2.2(n), all of RAC’s reports to the Federal Reserve, including those on Federal Reserve Forms FRY-6, FRY-9 (and their respective various subdesignations) and the various schedules and subreports thereunder, for the last full five years and any interim periods (the “FRB Reports”), conform in all material respects to the Federal Reserve’s requirements for such reports, and all of RAC’s subsidiaries’ call reports (“Call Reports”) and TFRs submitted to their primary federal and state regulators conform in all material respects to the Federal Financial Institutions Examination Council’s (“FFIEC”) and OTS requirements for Call Reports and TFRs, and all such FRB Reports, Call Reports and TFRs conform to the requirements of Section 37 of the FDIA and applicable regulations thereunder.

(o) (i) Neither RAC nor any of its subsidiaries has incurred any material liabilities or obligations, indirect, direct or contingent, matured or unmatured, or entered into any transaction that is not in the ordinary course of business, (ii) neither RAC nor any of its subsidiaries has sustained any material loss or interference with its business or properties from fire, flood, windstorm, accident or other calamity, whether or not covered by insurance, (iii) neither RAC nor any of its subsidiaries has paid or declared any dividends or other distributions with respect to its capital stock since March 15, 2006 and the Company is not in default under any contract or Existing Instrument, and no event has occurred that with notice, the passage of time or both would be a default or an event of default under the terms of any class or series of capital stock or under any contract or Existing Instrument or other obligations of RAC or any of its subsidiaries, and (iv) there has not been any change in the authorized or outstanding capital stock of RAC or any of its subsidiaries or any material change in the indebtedness, leases or obligations of RGF, RAC or any of their respective subsidiaries (other than in the ordinary course of business).

(p) All offers and sales of RAC’s, Crown Bank’s and their respective subsidiaries’ capital stock and other debt or other securities prior to the date hereof were made in compliance with or were the subject of an available exemption from the 1933 Act and all other applicable state and federal laws or regulations, or any Proceedings under the 1933 Act, the Securities Exchange Act of 1934, as amended (the “1934 Act”) or any state or federal laws or regulations in respect of any such offers or sales are effectively barred by effective waivers or statutes of limitation.

(q) The Company and each of its subsidiaries have filed all tax returns required to be filed (other than certain state or local tax returns, as to which the failure to file, individually or in the aggregate, does not and will not have a Material Adverse Effect), which returns are complete and correct, and neither RAC nor any of its subsidiaries is in default in the payment of any taxes that were payable pursuant to said returns or any assessments with respect thereto, or has not paid all taxes timely. All deficiencies asserted as a result of any federal, state, local or foreign tax audits have been paid or finally settled and no issue has been raised in any such audit that, by application of the same or similar principles, reasonably could be expected to result in a proposed deficiency for any other period not so audited. There are no outstanding agreements or waivers extending the statutory period of limitation applicable to any federal, state, local or foreign tax return for any period. RAC’s or any of its subsidiaries are not reasonably expected to pay or owe any additional taxes for prior periods or in respect of previously filed returns. On the Closing Date, all stock transfer and other taxes that are required to be paid in connection with the sale of the securities to be sold hereby to the Investors will have been fully paid by the respective issuers thereof and all Laws imposing such taxes will have been complied with by such issuers.

(r) All transactions and contracts between (i) RAC and any of its subsidiaries and (ii) Crown Bank and RGF and any of its other subsidiaries comply in all material respects with Federal Reserve Act, Sections 23A and 23B and Federal Reserve Regulation W and all other applicable Laws, orders and Permits.

(s) RAC is not an “investment company” or an “affiliated person” of, or “promoter” or “principal underwriter” for, an investment company within the meaning of the Investment Company Act of 1940, as amended (the “ICA”). RAC is not required, and upon the issuance and sale of the securities described herein and the application of the net proceeds of such offering and sale as provided herein will not be required, to register as an “investment company” nor will it be an entity “controlled” by an “investment company” as such terms are defined in the ICA and SEC regulations.

(t) None of the issuance, sale or delivery of the securities contemplated hereby nor the application of any of the proceeds thereof by RAC or RGF or any of their subsidiaries will be used to acquire or hold any margin securities or will violate Federal Reserve Regulations T, U, or X.

(u) RAC and its subsidiaries have good and valid title to all property (real, personal and mixed) owned by it, free and clear of all Liens except those Liens, that are not materially burdensome and have not had and will not result in a Material Adverse Effect. All property (real, personal and mixed) held under leases by RAC and its subsidiaries is held under valid, subsisting and enforceable leases with only such exceptions as in the aggregate are not materially burdensome and have not and will not result in a Material Adverse Effect.

(v) Each of RAC and its subsidiaries has all permits, licenses, franchises, orders, approvals, consents and authorizations of Governmental Authorities (each, a

“Permit”) as are necessary to own its properties and to conduct its business except where the failure to have obtained any such Permit has not had and will not have a Material Adverse Effect. Each of RAC and its subsidiaries has operated and is operating its business in material compliance with and not in material violation of its obligations with respect to each such Permit and no event has occurred that allows, or after notice or lapse of time would allow, the suspension, revocation or termination of any such Permit or result in any other material impairment of the rights of any such Permit and such Permits contain no restrictions that have been or will be materially burdensome to RAC or any of its subsidiaries.

(w) RAC and its subsidiaries have conducted their respective businesses in compliance in all material respects with all Laws applicable to them, including, without limitation, (i) all regulations and orders of, or agreements with, the OTS, the Florida Department of Financial Institutions (the “Florida Department”) and the FDIC, and (ii) state and federal Laws governing the offer and extension of credit, including, without limitation, consumer credit and usury laws, the Truth in Lending Act, the Equal Credit Opportunity Act, the Fair Housing Act, the Community Reinvestment Act, the Home Mortgage Disclosure Act, the Bank Secrecy Act, and the USA Patriot Act; (iii) all applicable Laws, regulations and orders related to the offer and sale of investments and insurance and advice related thereto, and (iv) neither RAC nor any of its subsidiaries has received any communication from any Governmental Authority asserting that it is not in compliance with any Law.

(x) Except for cease and desist orders issued by the Federal Reserve and the Commissioner and the OTS letters dated February 8, 2006 and February 14, 2006 that were previously provided to the Investors, neither RAC nor any of its subsidiaries is a party to or subject to any order, decree, memorandum of understanding or similar agreement with, or a commitment letter, supervisory letter or similar submission to, any Governmental Authority charged with the supervision or regulation of RAC or any of its subsidiaries or their respective activities, except as has not had and will not have, individually or in the aggregate, a Material Adverse Effect, and none of RAC nor any of its subsidiaries has been advised by any Governmental Authority that such Governmental Authority is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any such order, decree, agreement, memorandum or understanding, commitment letter, supervisory letter or similar submission, and which, individually or in the aggregate, has had or may have a Material Adverse Effect.

(y) RAC and its subsidiaries maintain a system of internal accounting controls sufficient to provide reasonable assurances that (i) transactions are executed in accordance with management’s general or specific authorizations, (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with generally accepted accounting principles and to maintain accountability for assets, (iii) access to assets is permitted only in accordance with management’s general or specific authorizations, (iv) the recorded accountability for assets is compared with existing assets at reasonable intervals and appropriate action is taken with respect to any differences, and (v) the internal accounting controls otherwise comply with all applicable federal and state banking, securities and other applicable Laws, including the Foreign Corrupt Practices Act and the Federal Deposit Insurance Act.

(z) None of RAC nor any of its subsidiaries, nor, to the Company’s knowledge, any employee, agent or representative of RAC or any of its subsidiaries, has, directly or indirectly, (i) made any unlawful contribution to any candidate for political office, or failed to disclose fully any contribution in violation of law or (ii) made any payment to any federal, state, local or foreign governmental official, or other person charged with similar public or quasi-public duties, other than payments required or permitted by the laws of the United States or any jurisdiction thereof or applicable foreign jurisdictions.

(aa) In the ordinary course of business, RAC and its subsidiaries periodically review the effect of Environmental Laws on their business, operations and properties, in the course of which it identifies and evaluates associated costs and liabilities (including any capital or operating expenditures required for clean-up, closure of properties or compliance with Environmental Laws or any Permit, license or approval, any related constraints on operating activities and any potential liabilities to third parties). On the basis of such reviews and the amount of its established reserves, RAC has reasonably concluded that such associated costs and liabilities have not had and will not have, individually or in the aggregate, a Material Adverse Effect. RAC and its subsidiaries are (i) in compliance with all applicable federal, state, local and foreign Laws relating to the protection of human health and safety, the environment or hazardous or toxic substances or wastes, pollutants or contaminants (“Environmental Laws”), (ii) have received all Permits required of them under applicable Environmental Laws to conduct their respective businesses and (iii) are in compliance with all terms and conditions of any such Permit, except where such noncompliance with Environmental Laws or, the failure to receive or to comply with the terms and conditions of any required Permits, has not had and will not have, individually or in the aggregate, a Material Adverse Effect. None of RAC nor any of its subsidaries has been named as a “potentially responsible party” under the Comprehensive Environmental Response Compensation and Liability Act of 1980, as amended. RAC nor any of its subsidiaries owns, leases, operates or occupies any property that appears on any list of hazardous or superfund sites compiled by any Governmental Authority and none of them previously owned, leased, operated or occupied any such property.

(bb) Each of RAC and its subsidiaries owns and has full right, title and interest in and to, or has valid licenses to use, each trade name, trademark, service mark, patent, copyright, approval, trade secret and other similar rights (collectively “Intellectual Property”) under which they conduct their respective businesses, and none of them has created or suffered any Lien on, waived or released any rights to or granted any right or license with respect to, any such Intellectual Property, except where the failure to own or obtain a license or right to use or any grant of such right or license, any such Intellectual Property has not and will not have a Material Adverse Effect. There is no claim pending against RAC or its subsidiaries with respect to any Intellectual Property and neither RAC nor any of its subsidiaries have received notice or otherwise become aware that any Intellectual Property that it uses or has used in the conduct of its business infringes upon or conflicts with the rights of any third party. Neither RAC nor any of its subsidiaries has become aware that any material Intellectual Property that it uses or has used in the conduct of its business infringes upon or conflicts with the rights of any third party.

(cc) RAC and its subsidiaries maintain insurance on their respective properties and businesses, including business interruption and directors and officers’

insurance with insurers of recognized financial responsibility against such losses and risks and in such amounts as are prudent and customary in the businesses in which it is engaged; and neither RAC nor any of its subsidiaries has reason to believe that it will not be able to renew its existing insurance coverage as and when such coverage expires or to obtain similar coverage from similar insurers as may be necessary to continue its business at a comparable cost to that currently paid.

(dd) RAC and its subsidiaries and any “employee benefit plan” (as defined under the Employee Retirement Income Security Act of 1974, as amended, and the regulations and published interpretations thereunder (collectively, “ERISA”)) established or maintained by RAC and its subsidiaries or their “ERISA Affiliates” (as defined below) are in compliance in all material respects with ERISA and all other applicable state and federal laws. “ERISA Affiliate” means, with respect to the Company or a subsidiary, any member of any group or organization described in Sections 414(b), (c), (m) or (o) of the Internal Revenue Code of 1986, as amended (the “Code”) of which RGF, RAC or any of their such subsidiaries is a member. No “reportable event” (as defined in ERISA) has occurred or is reasonably expected to occur with respect to any “employee benefit plan” established or maintained by RAC, their subsidiaries or any of their ERISA Affiliates. No “employee benefit plan” established or maintained by RAC, any of its subsidiaries or any of their ERISA Affiliates, if such “employee benefit plan” were terminated, would have any “amount of unfunded benefit liabilities” (as defined in ERISA). None of RAC nor any of its subsidiaries nor any of their ERISA Affiliates has incurred or reasonably expects to incur any liability under (i) Title IV of ERISA with respect to termination of, or withdrawal from, any “employee benefit plan” or (ii) Sections 412, 4971, 4975 or 4980B of the Code. Each “employee benefit plan” established or maintained by RAC, its subsidiaries or any of their ERISA Affiliates that is intended to be qualified under Section 401(a) of the Code is so qualified and nothing has occurred, whether by action or failure to act, that would cause the loss of such qualification.

(ee) RAC and its subsidiaries have complied and will comply in all material respects with applicable wage and hour determinations issued by the U.S. Department of Labor under the Service Contract Act of 1965 and the Fair Labor Standards Act in paying its employees’ salaries, wages, overtime, fringe benefits and other compensation for the performance of work or other duties, and have complied and will comply in all material respects with the requirements of the Americans with Disabilities Act of 1990, the Family and Medical Leave Act of 1993, the Civil Rights Act of 1964 (Title VII), the National Labor Relations Act, the Vietnam Era Veteran’s Readjustment Act, the Age Discrimination in Employment Act, as amended by the Older Workers’ Benefit Protection Act, and federal, state and local labor laws, each as amended, except where the failure to comply with any such requirements has not, and will not, have a Material Adverse Effect. No labor dispute with employees of RAC or any of its subsidiaries exists or, to the knowledge of RAC, is imminent, and RAC is not aware of any existing or imminent labor disturbance by the employees of any of its or any subsidiary’s principal suppliers, vendors, customers or contractors which, in either case, may reasonably be expected to result in a Material Adverse Effect. No labor dispute or disturbance with employees of RAC or any subsidiary exists or, to the knowledge of RAC, is contemplated or threatened, and RAC is not aware of any existing or imminent labor disturbance by the employees of any of its or any subsidiary’s principal suppliers, vendors, counterparties, customers or contractors which, in either case, may reasonably be expected to result in a Material Adverse Effect.

(ff) Except for the Registration Agreement, none of RAC nor any of its subsidiaries has granted or agreed to grant any registration rights with respect to any person or entity.

(gg) None of RAC nor any of its subsidiaries has any contract, arrangement or understanding with any investment broker, finder or similar agent with respect to the transactions contemplated by this Agreement, except for Keefe, Bruyette & Woods, Inc. (“KBW”). A copy of KBW’s engagement letter is included in Schedule 2.2(gg) hereof.

(hh) As of the date hereof, Crown Bank has no borrowings with R-G Premier Bank outstanding.

2.3 Disclosure. The Company has provided each Investor with all the information that such Investor has requested and all information that the Company believes is reasonably necessary to enable such Investor to make a decision to purchase the Company’s securities contemplated hereby. None of such information nor this Agreement (including all the exhibits and schedules hereto) nor any other statements or certificates made or delivered in connection herewith contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements herein or therein not misleading in light of the circumstances under which they were made.

3. Representations and Warranties of the Investors. Each Investor hereby represents, warrants and covenants, severally and not jointly, that:

3.1 Authorization. Such Investor has full power and authority to enter into this Agreement and the other Operative Documents, and each such agreement constitutes its valid and legally binding obligation, enforceable in accordance with its terms, subject to the Bankruptcy and Equity Exception and subject to the fact that the indemnification and contribution provisions may be limited by public policy laws.

3.2 Purchase for Own Account. This Agreement is made by each Investor in reliance upon each Investor’s representation to the Company, which by such Investor’s execution of this Agreement such Investor hereby confirms, that the securities to be received by such Investor will be acquired for such Investor’s own account, or as a nominee for the entities set forth on the signature page attached hereto, and not with a view to the distribution of such securities.

3.3 Investment Experience. Such Investor is an investor in securities of financial services companies and acknowledges that it can bear the economic risk of its investment, and has such knowledge and experience in financial or business matters that it is capable of evaluating the merits and risks of the investment in the securities to be sold in accordance with this Agreement.

3.4 Accredited Investor. Each Investor is an “accredited investor” within the meaning of SEC Rule 501 of Regulation D under the 1933 Act.

3.5 Investment Process. Each Investor has independently evaluated their investment decision; followed their own investment procedures; conducted diligence and received information they need for an informed decision.

3.6 Restricted Securities. Such Investor understands that the securities it is purchasing as contemplated hereby are “restricted securities” under the federal securities laws and that such securities may be resold without registration under the Act only in certain limited circumstances. In the absence of an effective registration statement covering the securities or an available exemption from registration under the 1933 Act, the securities must be held indefinitely. In this connection, such Investor represents that it is familiar with SEC Rule 144 and Rule 144A, as presently in effect, and understands the resale limitations imposed thereby and by the 1933 Act.

4. Conditions to Investors’ Obligations at Closing. The obligations of each Investor under subsection 1.1 of this Agreement are subject to the fulfillment and satisfaction on or before the Closing of each of the following conditions, the waiver of which shall not be effective against any Investor who does not consent in writing thereto:

4.1 Representations and Warranties. The representations and warranties of RGF and RAC contained in Section 2 shall be true on and as of the Closing with the same effect as though such representations and warranties had been made on and as of the date of such Closing.

4.2 Performance. Each of RGF and RAC shall have performed and complied with all agreements, obligations and conditions contained in this Agreement and the Operative Documents that are required to be performed or complied with by it on or before each Closing.

4.3 Compliance Certificate. Each of RGF and RAC shall deliver to each Investor at Closing a certificate stating that the conditions specified in Sections 4.1 and 4.2 have been fulfilled.

4.4 Secretary’s Certificate. The Secretary of each of RGF, RAC and Crown Bank and their respective subsidiaries shall deliver to each Investor at each Closing a certificate stating that the Articles of Incorporation, Bylaws, or other organizational documents and resolutions attached thereto are true and correct, and shall certify such other matters as the Investors may reasonably request.

4.5 Qualifications. All authorizations, approvals or permits, if any, of all Governmental Authorities required in connection with the offer, issuance and sale of the securities contemplated hereby and the consummation of the transactions contemplated by this Agreement and the Operative Documents shall be duly obtained and shall be effective as of Closing.

4.6 Proceedings and Documents. All corporate and other proceedings in connection with the transactions contemplated at the respective Closing and all Operative Documents incident thereto and shall have been executed and delivered by the respective parties thereto in form and substance reasonably satisfactory to the Investors and all other documents, instruments and agreements requested by the Investors shall have been executed and delivered to the Investors.

4.7 Registration Agreement. The Company and each Investor shall have entered into the Registration Agreement in the form attached as Exhibit C.

4.8 Amendments to Charters. RAC shall have effected the RAC Restated Articles and RAC Preferred Amendments to authorize preferred stock and to designate the RAC Series A Preferred Stock prior to receiving any funds from proceeds of the sale of securities hereunder and RGF’s Board of Directors shall have authorized and designated by all necessary corporation action, in substantially the form attached hereto as Exhibit G, appropriate filings a new series of preferred stock consisting of up to 4.8 million shares of RGF preferred stock with an aggregate liquidation preference of up to $120 million, and which has terms identical in all material respects to the RAC Series A Preferred Stock (the “Mirror Preferred Shares”) and which has the same priority and preference as to dividends and to distributions in liquidation as the outstanding series of RGF preferred stock.

4.9 Opinions of Counsel to RGF and RAC. Each Investor shall have received from counsel to RGF and RAC, an opinion, dated as of each Closing, as to the matter specified as to each of RGF, RAC and their significant subsidiaries in Exhibit D hereto.

4.10 Tax Allocation. The parties to this Agreement agree that the securities to be purchased hereunder pursuant to this Agreement shall constitute an investment unit (“Unit”) and that the issue price of the Unit is $150 million. The parties further agree that the issue price of $150 million shall be allocated between the securities based on their fair market value, and that such fair market values are as follows:

(a) The fair market value of the RAC Series A Preferred Stock is $150 million.

(b) The fair market value of the Purchase Rights is $0.00.

(c) The fair market value of the RGF Warrants is $0.00.

The parties acknowledge that this Section is intended to establish the allocation of the issue price of the Unit, in accordance with the principles set forth in Treas. Reg. 1.305-5(b), Treas. Reg. § 1.1273-2(h)(1) and section 1273(c)(2) of the Code, which allocation is binding on the parties for income tax purposes, but this Agreement does not constitute recognition by either of them that the amount allocated to each component shall be treated as its issue price for any purpose other than income tax law.

5. Conditions to the Company’s Obligations at Closing. The obligations of RGF and RAC to each Investor under this Agreement and the Operative Documents are subject to the fulfillment on or before the Closing of each of the following conditions by that Investor:

5.1 Representations and Warranties. The representations and warranties of each Investor contained in Section 3 shall be true on and as of the Closing with the same effect as though such representations and warranties had been made on and as of such Closing.

5.2 Payment of Purchase Price. Each Investor shall have delivered the purchase price for the securities specified in Schedule A hereto.

6. Covenants.

6.1 Affirmative Covenants. RAC covenants and agrees with each of the Investors that it will and will cause its subsidiaries and affiliates to, at all times while any of the securities contemplated hereby are outstanding, to do the following:

(a) Use of Proceeds. With respect to the use of the proceeds of the sale of the securities contemplated hereby, RAC agrees as follows:

(i) $120 million of the proceeds or less can be used by RAC for purchases of Mirror Preferred Shares issued by RGF at an aggregate stated value and liquidation preference not less than the purchase amount; and

(ii) $15 million of the proceeds or more shall be contributed to Crown Bank by way of a capital contribution.

(b) For so long as the RAC Series A Preferred Stock is outstanding, neither Crown Bank nor R-G Premier Bank shall make any distribution, dividend or payment of any type to any affiliate if, at the time of such distribution, dividend or payment, it was not “well capitalized” for all regulatory purposes or if immediately after giving effect to the making of any such distribution or payment, it would not be “well capitalized”.

(c) All transactions which are entered into after the date hereof by and among RGF, RAC, and their subsidiaries and their respective directors, officers and affiliates will comply with Sections 23A and 23B of the Federal Reserve Act and Federal Reserve Regulation W and similar rules and regulations of and any agreements with, and commitments to, orders, rulings, directives and decrees of, the OTS, FDIC, the Commissioner and the Florida Department. All such transaction must be in writing on an arms’-length basis and on commercially reasonable terms no less favorable to (i) RGF, RAC, Crown Bank and R-G Premier Bank, in the case of all transactions with any of them, or (ii) to RGF and RAC in the case of transactions with directors, officers and affiliates (other than Crown Bank and R-G Premier Bank), than with unaffiliated third parties.

(d) RAC will and will cause Crown Bank to maintain accurate books and records and internal and disclosure controls as required by Law and to account for all transactions in accordance with United States generally accepted accounting principles. RGF, RAC and Crown Bank will use all commercially reasonable efforts to complete the restatement of all financial statements and file all amended and restated financial statements and make all reports for the four years ended December 31, 2005 and all subsequent periods with and to the SEC and to become eligible for using SEC Form S-3 for resale of the RGF Warrants and the RGF Warrant Shares as soon as practicable. RGF and RAC will use their commercially reasonable efforts to file the restatements of all prior periods’ financial statements previously reported and the financial statements for all subsequent periods by not later than June 30, 2007, and RGF shall thereafter remain current in filing all reports required under the 1934 Act and be and remain eligible to use SEC Form S-3 to register resales of RGF Warrants and related RGF Warrant Shares within 90 days of the first date it is eligible to do so, and continue to remain current and eligible to so use SEC Form S-3 at all times thereafter.

(e) RGF shall use its commercially reasonable best efforts to have a Form S-3 registration statement become effective as of the date that is five years from the Closing, and thereafter shall maintain such registration statement as effective and current for use by the Investors in reselling any shares of RGF Class B Common Stock acquired as a result of the exercise of Purchase Rights and the exchange of Purchase Rights for shares of RGF Class B Common Stock.

(f) Timely perform the terms, representations, warranties and covenants of this Agreement and all other Operative Documents.

(g) RGF shall use commercially reasonable best efforts to obtain, and to cause their subsidiaries to obtain all approvals and consents of any Governmental Authority necessary (i) to effect the transactions contemplated herein and in the Operative Documents and (ii) to permit their respective subsidiaries’ to pay dividends to RAC and RGF in amounts sufficient to permit RAC and RGF to pay timely interest on their respective debt and dividend obligations and to avoid any defaults.

(h) Include a legend on the face of all outstanding securities of Crown Bank substantially to the effect that such securities are subject to a covenant restricting the ability of RAC to sell, transfer, pledge, hypothecate, encumber or allow to exist any security interest with respect to, to impose a lien on or adverse equities or claims on, the securities.

(i) RGF will permit the Investors to review any press releases describing the transactions contemplated by the Operative Documents. RGF shall file each of the following Operative Documents on SEC Form 8-K, within the time period required by the 1934 Act: this Agreement, the Registration Agreement, the Additional Purchase Rights Investment Agreement, the RAC Restated Articles, the RGF Warrants and the RAC Preferred Amendment.

(j) Beginning the date that is the 7th anniversary from the date hereof, RGF shall use commercially reasonable best efforts to effect one or more offerings of its common stock which, at the earliest date possible, produces aggregate proceeds sufficient to cause the redemption of all of the outstanding shares of RAC Series A Preferred Stock; provided however, that RGF shall have no obligation to effect more than one registration statement at its expense pursuant to this Section 6.1(j) and shall not be required to file more than one registration statement during any twelve month period. RGF shall be responsible for the selection of any investment banking firms in connection with any such offerings completed at RGF’s expense. The underwriting discounts and commissions associated with any common stock offering pursuant to this Section 6.1(j) shall be borne 50% by RGF and 50% by the holders of the RAC Series A Preferred Stock to be redeemed. Subject to the approval of the Federal Reserve, RGF shall use the proceeds from each such common stock offering to redeem, at the stated value, an amount of RGF’s Mirror Preferred Stock equal to the proceeds from each such common stock offering and to cause RAC to, in turn, use the proceeds from the redemption of the Mirror Preferred Stock to redeem shares of the RAC Series A Preferred Stock in an amount equal to the amount of such proceeds.

6.2 Negative Covenants. For so long as the RAC Series A Preferred Stock is outstanding, each of RGF and RAC covenant and agree with each of the Investors that neither of them will, or will cause their respective subsidiaries to, while any of the securities contemplated hererby are outstanding or any amount under the Loan Agreement is outstanding, do any of the following:

(a) Fail to perform timely the terms of this Agreement or any other Operative Documents.

(b) RAC shall not grant or permit to exist any Liens on any securities of Crown Bank that it holds.

(c) Crown Bank shall not borrow or lend any funds from or to R-G Premier Bank or any direct or indirect subsidiary of RGF other than RAC, in any amounts in excess of 10% of Crown Bank’s common equity and shall promptly as practicable reduce any existing borrowings to such level. None of RAC or Crown Bank or any of their subsidiaries shall become obligated on Guarantees of indebtedness or obligations of RGF or its subsidiaries other than RAC or Crown Bank. R-G Premier Bank may purchase loan participations from Crown Bank, subject to the other provisions of this Agreement.

(d) Without prior permission of the holders of a majority of the outstanding RAC Series A Preferred Stock, except for indebtedness outstanding on March 1, 2006 (and the refinancing of any such indebtedness on more favorable terms), RAC shall not issue additional or other indebtedness, including subordinated debt issued by RAC or its subsidiaries, except such subsidiaries may issue additional indebtedness to RAC, and Crown Bank may continue to take deposits and borrow under Federal Home Loan Bank advances, repurchase agreements with credit worthy counterparties that are fully secured by Liens on U.S. Government and U.S. Government agency securities, and under federal funds trust lines, subject to any limitation on transactions with affiliates herein.

(e) Make any change that is adverse to, or changes the rights, preferences or economics to the Investors of their securities in RAC or Crown Bank under the RAC Restated Articles and RAC bylaws or the federal stock charter and bylaws of Crown Bank.

(f) Neither RGF nor RAC will, by amendment of its articles of incorporation or through reorganization, consolidation, merger, dissolution, issue or sale of securities, sale of assets or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms of the RAC Series A Preferred Stock, RGF Warrants or the Purchase Rights, as applicable, but will at all times in good faith assist in the carrying out of all such terms and in the taking of all such actions as may be necessary or appropriate in order to protect the rights of the holders of the shares of RAC Series A Preferred Stock, RGF Warrants and the Purchase Rights against dilution or other impairments. Without limiting the generality of the foregoing, RGF and RAC (a) will take all such action as may be necessary or appropriate in order that RGF may validly and legally issue fully paid and non-assessable shares of RGF Class B Common Stock upon the exercise of all RGF Warrants and the Purchase Rights at the time outstanding, and (b) will take no action to amend its articles of incorporation or bylaws in a manner detrimental to the holders of the RGF Warrants or the Purchase Rights.

(g) RAC may transfer or contribute proceeds from the sale of the securities hereunder to RGF solely in consideration of shares of RGF’s Mirror Preferred Stock having an aggregate value and liquidation preference of not less than the amount of the proceeds delivered to RGF.

(h) None of the dividends received by RAC on the Mirror Preferred Shares shall be distributed or otherwise transferred to an affiliate, other than Crown Bank.

7. Miscellaneous.

7.1 Survival. The representations, warranties and covenants of the Company and Investors contained in or made pursuant to this Agreement shall survive the execution and delivery of this Agreement and the Closing and shall in no way be affected by any investigation of the subject matter thereof made by or on behalf of the Investors or RGF, RAC or Crown.

7.2 Successors and Assigns. Except as otherwise provided herein, the terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective successors and assigns of the parties (including any transferees of any securities contemplated hereby). Nothing in this Agreement, express or implied, is intended to confer upon any party, other than the parties hereto or their respective successors and assigns, any rights, remedies, obligations or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement.

7.3 Notices. All notices required or permitted hereunder shall be in writing and shall be deemed effectively given: (i) upon personal delivery to the party to be notified, (ii) when sent by confirmed facsimile if sent during normal business hours of the recipient, if not, then on the next business day; (iii) five days after having been sent by registered or certified mail, return receipt requested, postage prepaid; or (iv) one day after deposit with a nationally recognized overnight courier, specifying next day delivery, with written verification of receipt. All communications shall be sent to the address as set forth on the respective signature pages hereof or at such other address as such party may designate by ten days advance written notice to the other parties hereto.

7.4 Finder’s Fees. Each party represents that it neither is nor will be obligated for any finders,’ investment banking, financial advisory, or similar fees or commissions in connection with the transactions, except RGF is responsible for the payment of KBW’s fees as provided in Schedule 2.2(gg) hereof. RGF and RAC agrees to indemnify and hold harmless each Investor from any liability for any commission or compensation in the nature of a finders’, investment banking, financial advisory or similar fees or commissions (and the costs and expenses of defending against such liability or asserted liability), if any, for which the Company or any of its officers, employees or representatives is responsible. Each Investor, severally and not jointly, agrees to indemnify and to hold harmless the Company from any liability for any commission or compensation in the nature of a finders’, investment banking, financial advisory, or similar fees (and the costs and expenses of defending against such liability or asserted liability), if any for which such Investor or any of its officers, partners, employees or representatives is responsible.

7.5 Expenses. Except as otherwise provided in this Section 7.5, each of the parties shall bear their own expenses, including its own financial or other consultants, investment bankers, accountants, and counsel, and in the event of any sale of securities hereunder, and only in such event, $750,000 from the sale of such securities shall be retained by each of Financial Stocks Capital Partners IV L.P. and Elliott Associates, L.P. to pay their respective expenses incurred in connection with the transactions contemplated herein and in the other Operative Documents.

7.6 Entire Agreement. Except as otherwise expressly provided herein, this Agreement (including the documents, agreements and instruments referred to herein or therein executed or delivered in connection with this Agreement and the Operative Documents) and the transactions contemplated hereby and thereby constitutes the entire agreement between the Parties with respect to the transactions contemplated hereunder and supersedes all prior arrangements or understandings with respect thereto, written or oral. Nothing in this Agreement expressed or implied, is intended to confer upon any person, other than the parties or their respective successors, any rights, remedies, obligations, or liabilities under or by reason of this Agreement or assigns.

7.7 Amendments and Waivers. Any term of this Agreement may be amended and the observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively), only with the written consent of the Company and the holders of a majority of shares of RAC Series A Preferred Stock. Any amendment or waiver effected in accordance with this paragraph shall be binding upon each holder of any securities purchased under this Agreement at the time outstanding (including securities into which such securities are convertible), each future holder of all such securities and the Company.

7.8 Severability. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broadly as is enforceable.

7.9 Governing Law. Regardless of any conflict of law or choice of law principles that might otherwise apply, the Parties agree that this Agreement shall be governed by and construed in all respects in accordance with the laws of the State of Florida.

The parties all expressly agree and acknowledge that the State of Florida has a reasonable relationship to the parties and/or this Agreement. Any action or proceeding with respect to this Agreement shall be brought exclusively in any state or federal court in the City of Orlando, Florida. Each party hereto hereby irrevocably waives, to the fullest extent permitted by Law, (a) any objection that it may now or hereafter have to laying venue of any suit, action or proceeding brought in a state or federal court in the State of Florida, (b) any claim that any suit, action or proceeding brought in such court has been brought in an inconvenient forum, and (c) any defense that it may now or hereafter have based on lack of personal jurisdiction in such forum. The parties waive any right to a jury trial.

7.10 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

7.11 Captions; Articles and Sections. The captions contained in this Agreement are for reference purposes only and are not part of this Agreement. Unless otherwise indicated, all references to particular Articles or Sections shall mean and refer to the referenced Articles and Sections of this Agreement.

7.12 Interpretations. Neither this Agreement nor any uncertainty or ambiguity herein shall be construed or resolved against any Party, whether under any rule of construction or otherwise. No Party to this Agreement shall be considered the draftsman. The Parties acknowledge and agree that this Agreement has been reviewed, negotiated, and accepted by all Parties and their attorneys and shall be construed and interpreted according to the ordinary meaning of the words used so as fairly to accomplish the purposes and intentions of all Parties hereto.

7.13 Enforcement of Agreement. The Parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement was not performed in accordance with its specific terms or was otherwise breached. It is accordingly agreed that the Parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

7.14 Other Investors’ Counterparts. Additional Investors may be added by executing a counterpart hereof and they shall be deemed Investors as of the date hereof. This Agreement may be executed in multiple identical counterparts, each of which shall be an original and all of which shall constitute one agreement.

8. Other Agreements.

8.1 No Control by Investors. It is expressly understood that no Investor shall or shall be deemed to own or control directly or indirectly, more than 9.9% of any class of voting stock of RGF, RAC, Crown Bank, or R-G Premier Bank so as to trigger any obligation on the part of any Investor to be or become a savings and loan holding company or a bank holding company or to be deemed or presumed to be in “control” of any of RGF, RAC, or

Crown Bank. None of the Investors are or shall be deemed to be acting in concert in connection with this Agreement, any Operative Documents or any transaction contemplated herein or therein.

8.2 Election of a Director of RAC and Crown Bank Boards. Financial Stocks, Inc. will have the right to elect one independent director to the Board of Directors of each of RAC and Crown Bank, who may serve for so long as any of the Investors hold securities acquired hereunder.

8.3 Bankruptcy. None of RGF or RAC or any of their subsidiaries are the subject of any pending or threatened bankruptcy, insolvency, receivership, conservatorship or similar proceedings (“Bankruptcy Proceedings”); and RGF and RAC shall not commence any Bankruptcy Proceeding.

9. Regulatory Reviews and Confirmations. This Agreement and the other Operative Documents shall be executed but shall not be effective until confirmation by the applicable Regulatory Authorities that (i) the transactions contemplated herein and in the Operative Documents do not require any prior regulatory approval; and (ii) the RAC Series A Preferred Stock will fully constitute Tier 1 capital. The Parties hereto will cooperate in good faith to expeditiously resolve issues (including making any amendments hereto or in the other Operative Documents), if any is raised by a Regulatory Authority as a result of such review, so as to permit the completion of the transactions consistent with the intent of this Agreement and the Operative Documents. Upon receipt of such confirmation in form and substance reasonably satisfactory to the Investors and confirmations by RGF and RAC of the accuracy of their representations and warranties contained herein and in the other Operative Documents, this Agreement and the other Operative Documents shall be in full force and effect and each Investor shall immediately pay RAC the amount specified herein for the securities it has agreed to purchase hereunder.

10. Compliance with NYSE Rules.

(a) The maximum number of Share that RGF may issues, in the aggregate, to holders of RGF Warrants and Purchase Rights is limited to 19.99% of the outstanding Shares of RGF Class B Common Stock, unless the Company obtains shareholder approval as required by NYSE Rules 312.03 and 312.04 (the “NYSE Rules”). To the extent that the maximum number of RGF Warrant Shares issuable pursuant to exercise of all RGF Warrants issued in connection with this Agreement exceeds 19.99% of the outstanding shares of RGF Class B Common Stock and would require RGF shareholder approval under the NYSE Rules, RGF shall issue cash to the holders of the RGF Warrants at the time of exercise equal to the difference between the Exercise Price (as defined in the RGF Warrants) and the Fair Market Value (as defined in the RGF Warrant) at the time the Notice of Exercise is given, multiplied by the number of RGF Warrant Shares that cannot be exercised for RGF Class B Common Stock because of the limitation under the NYSE Rules. The Company shall provide the Holders (as defined in the RGF Warrants) of RGF Warrants with all calculations under this Section, and provide such Holders notice of the Company’s method of settlement upon receipt of a Notice of Exercise.

(b) To the extent that the maximum number of RGF Warrant Shares issued and issuable pursuant to RGF Warrants, is less than 20% of the outstanding shares of RGF Common Stock and would not require RGF shareholder approval of the issuance of the RGF Warrant Shares under the NYSE Rules, RAC may exercise its rights under Section 3.6 of the Additional Purchase Rights Investment Agreement to deliver shares of RGF Class B Common Stock or cash; provided RAC is not permitted to, and shall not, make any election under the Additional Purchase Rights Investment Agreement that would necessitate RGF shareholder approval under the NYSE Rules with respect to any shares of RGF Class B Common Stock contemplated to be issues pursuant to the RGF Warrants and the Additional Purchase Rights Investment Agreement.

(c) Neither RAC nor RGF will take any action except as contemplated in Section 10(a) above and in the RGF Warrants to limit the rights of Holders of RGF Warrants to exercise such Warrants for shares of RGF Class B Common Stock.

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the date first above written by their respective undersigned officers thereunto duly authorized.

R&G FINANCIAL CORPORATION (RGF)

By:	/s/ Victor J. Galán
Name:	Victor J. Galán
Title:	Chairman and CEO

R&G ACQUISITION HOLDINGS CORPORATION (RAC)

By:	/s/ Victor J. Galán
Name:	Victor J. Galán
Title:	Chairman and CEO

with copies to:

Norman B. Antin, Esq.

Patton Boggs LLP

2550 M Street, N.W.

Washington, D.C. 20037

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Securities Purchase Agreement

INVESTORS:

FINANCIAL STOCKS CAPITAL PARTNERS IV L.P.

By:	Finstocks Capital Management IV, LLC
Its:	Sole General Partner

By:	/s/ John M. Stein
Name:	John M. Stein
Title:	President

with copies to:

Ralph F. MacDonald, III

Alston & Bird LLP

1201 West Peachtree Street

Atlanta, Georgia 30309-3424

Fax No. (404) 881-7777

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Securities Purchase Agreement

ELLIOTT ASSOCIATES, L.P.

By:	Elliott Capital Advisors, L.P.
Its:	General Partner

By:	Braxton Associates, Inc.
Its:	General Partner

By:	/s/ Elloit Greenberg
Name:	Elloit Greenberg
Title:	Vice President

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Securities Purchase Agreement

CINCINNATI FINANCIAL CORP.

By:	/s/ Kenneth S. Miller
Name:	Kenneth S. Miller
Title:	Chief Investment Officer

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Securities Purchase Agreement

J. DAVID ROSENBERG

By:	/s/ J. David Rosenberg
Name:	J. David Rosenberg

Counterpart Signature Page to

Securities Purchase Agreement

ROBERT H. CASTELLINI

By:	/s/ Robert Castellini
Name:	Robert Castellini

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Securities Purchase Agreement

CASTELLINI MANAGEMENT COMPANY LIMITED PARTNERSHIP

By:	Robert H. Castellini Holding Company, Inc.
Its:	General Partner

By:	/s/ Christopher L. Fister
Name:	Christopher L. Fister
Title:	Secretary

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Securities Purchase Agreement

WILLIAM BAHL

By:	/s/ William Bahl
Name:	William Bahl

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Securities Purchase Agreement

VERE GAYNOR TRUST

By:	/s/ [illegible]
Name:
Title:

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Securities Purchase Agreement

BENJAMIN DIESBACH

By:	/s/ Benjamin Diesbach
Name:	Benjamin Diesbach